Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-33931 and No. 333-32596 of Northern Technologies International Corporation on Form S-8 of our report dated November1, 2005, appearing in the Annual Report on Form 10-KSB of Northern Technologies International Corporation for the fiscal year ended August 31, 2005.

/s/ Virchow, Krause & Company, LLP
Minneapolis, Minnesota
November 21, 2005